Exhibit 99.1

FIRST AMENDMENT TO THE

RELIANCE GLOBAL GROUP, INC.

2025 EQUITY INCENTIVE PLAN

This First Amendment (this “Amendment”) to the Reliance Global Group, Inc. 2025 Equity Incentive Plan (the “Plan”) is hereby made and adopted by the Board of Directors (the “Board”) of Reliance Global Group, Inc., a Florida corporation (the “Company”), on March 4, 2026 (the “Adoption Date”), effective as of the date on which it is approved by the Company’s stockholders at the 2026 Annual Meeting of Stockholders; provided that such date is within twelve (12) months after the Adoption Date (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

R E C I T A L S

WHEREAS, the Company maintains the Plan, approved by the Company’s stockholders, pursuant to which the maximum aggregate number of shares of Common Stock that may be subject to Awards and sold under the Plan is currently 2,000,000 shares, as set forth in Section 2.01(a) of the Plan; and

WHEREAS, pursuant to Section 4.15 of the Plan, the Board may amend the Plan at any time; provided that any amendment to increase the number of shares of Common Stock reserved for issuance under the Plan shall require the approval of the Company’s stockholders within twelve (12) months before or after the Board’s adoption of such amendment; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to increase the maximum aggregate number of shares of Common Stock reserved for issuance under the Plan by 14,000,000 shares to 16,000,000 shares; and

WHEREAS, the Board has recommended that this Amendment be submitted to the stockholders of the Company for approval at the 2026 Annual Meeting of Stockholders.

A M E N D M E N T

NOW, THEREFORE, BE IT RESOLVED, that, effective as of the Effective Date, the Plan is hereby amended as follows:

1. Amendment to Section 2.01(a). Section 2.01(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Subject to the provisions of Section 2.01(b) and Section 4.05, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan is 16,000,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

2. No Other Amendments; Ratification. Except as expressly set forth herein, all remaining terms and conditions of the Plan shall remain unchanged and in full force and effect without modification.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law principles.

IN WITNESS WHEREOF, the undersigned, officer of the Company, acting pursuant to authority granted by the Board, has executed this instrument as of the date first written above.

RELIANCE GLOBAL GROUP, INC.

By:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	CEO/Chairman